Exhibit 99.1

FIDELITY D & D BANCORP, INC.

FOR IMMEDIATE RELEASE

Date:  April 29, 2020

Contacts:

Daniel J. Santaniello	Salvatore R. DeFrancesco, Jr.
President and Chief Executive Officer	Treasurer and Chief Financial Officer
570-504-8035	570-504-8000

FIDELITY D & D BANCORP, INC.

REPORTS FIRST QUARTER 2020 FINANCIAL RESULTS

Dunmore, PA – Fidelity D & D Bancorp, Inc.  (NASDAQ: FDBC) and its banking subsidiary The Fidelity Deposit and Discount Bank,  announced net income for the quarter ended March 31, 2020 of $2.6 million,  or $0.69 diluted earnings per share,  compared to $2.8 million, or $0.73 diluted earnings per share, for the quarter ended March 31, 2019.  The $0.2 million, or 6%, reduction in net income resulted primarily from a  $0.5 million increase in non-interest expenses.    Operating expenses included $0.3 million, or $0.07 per share, of nonrecurring merger-related expenses, net of tax, incurred during the first quarter of 2020.  If not for these merger-related expenses, net income would have otherwise increased $0.1 million, or 3%, when compared to the first quarter 2019 period, driven primarily by higher non-interest income.

The Company achieved a  $41.8 million, or 5%, increase in average interest-earning assets funded by a  $71.3 million increase in average deposits and a  $13.9 million increase in average shareholders’ equity partially offset by a  $33.0 million reduction in average borrowings during the first quarter of 2020 compared to the first quarter of 2019.    Return on average assets (ROA) and return on average equity (ROE) were 1.04% and 9.74%, respectively, for the three months ended March 31, 2020 and 1.18% and 11.98%, respectively, for the same 2019 period.  The reduction in ROE was caused primarily by the average balance increase in other comprehensive income from the $5.3 million increase in average unrealized gains on the investment portfolio, net of tax, compared the first quarter of 2019.

“During these unprecedented times, Fidelity Bank remains committed in the support of the bankers, clients, shareholders and the communities.  The Fidelity Bankers are dedicated to delivering an extraordinary client experience and addressing the financial hardships caused by COVID-19.  The Company is resolved to continue its long-standing history of supporting the families and businesses within the communities we serve.” stated Daniel J. Santaniello, President and Chief Executive Officer.  “The first quarter financial results continue to be strong, setting the stage for a successful 2020 as we prepare for the successful integration of Merchants Bank during the 2nd quarter of 2020.  With both a strong balance sheet and capital, the Company is well positioned to navigate through the current economic uncertainties.”

Excluding the $0.3 million in nonrecurring merger-related expenses incurred in preparation for the acquisition of MNB Corporation and Merchants Bank of Bangor as well as the corresponding tax impact at the marginal tax rate, adjusted net income (non-GAAP) for the three months ended March 31, 2020, would have been  $2.9 million, or $0.76 diluted earnings per share, respectively, which represents an increase of 3% compared to the three months ended March 31, 2019.    Adjusted (non-GAAP) ROA and ROE would have been 1.14% and 10.71% for the same periods.

The Company began proactive initiatives in March 2020 to assist clients,  Fidelity Bankers and communities impacted by the effects of the novel coronavirus.  Management activated its established pandemic contingency plan response in March 2020 to ensure business continuity while assuring the health, safety and well-being of clients, Bankers and the community.  Special measures include:

•	Closing all branch lobbies for in-branch teller transactions while drive-thru locations remained open;
•	Providing Fidelity Bankers personal protective equipment and disinfectant supplies when working on-site;
•	Expanding use of online, mobile, telephone banking, night drop and ATMs to meet clients’ banking needs;
•	Adding resources to the Customer Call Center to manage increased call and chat volume;
•	Scheduling in-person meetings by appointment only, observing the guidelines of social distancing and personal safety as recommended by health and safety officials;
•	Enhancing EPA approved cleaning and disinfecting protocols implemented at all locations;
•	Activating telecommunications capabilities to enable Fidelity Bankers to work-from-home, as appropriate, with approximately 40% of Fidelity Bankers currently working remotely;
•	Conducting all meetings virtually, including the Special Shareholder Meeting.

To address the pandemic’s economic impact on its clients, the Company is in the process of providing hardship relief requested by 1,324 customers as of April 17, 2020 with balances totaling $165 million through March 31, 2020.  This relief was offered in the form of loan forbearance or interest-only modifications.

Between April 3 and April 16, 2020, the Company processed 652 applications providing over $130 million in loans through Phase I of the Small Business Administration (SBA) Paycheck Protection Program (PPP) with an average loan amount of $200 thousand.  On April 27, 2020, the Company processed another 509 applications providing over $19 million in loans through Phase II of the PPP with an average loan amount of $39 thousand proving the Company’s commitment to support all small businesses.  Funding these loans will generate approximately $5.2 million of SBA processing fees which are expected to be earned primarily over the second and third quarters of 2020.  The Fidelity Deposit and Discount Bank is a Paycheck Protection Program Liquidity Facility (PPPLF) eligible depository institution that obtained an extension of credit under the PPPLF to fund originated PPP loans.

Consolidated First Quarter Operating Results Overview

Net interest income was $8.0 million for the first quarter of 2020, a 1%, increase over the  $7.9 million earned for the first quarter of 2019.    The $0.1 million improvement in net interest income resulted from a  $41.8 million larger average balance of interest-earning assets which offset the declining yields on these assets.  The loan portfolio had the biggest impact, producing a  $0.2 million increase in interest income from $36.0 million in higher average balances with primarily the consumer and residential portfolios contributing to the increase.  Interest income from the investment portfolio declined $0.1 million due to lower yields earned on mortgage-backed securities.  Interest expense was mostly unchanged as higher interest expense on deposits offset lower interest expense on borrowings.  The average balance of interest-bearing deposits increased $71.3 million and the rates paid on these deposits increased one basis point resulting in $0.2 million in additional interest expense.  The Company utilized $33.0 million less in average overnight borrowings and FHLB advances which mitigated the increased deposit costs reducing interest expense from borrowings by $0.2 million.  The overall cost of interest-bearing liabilities was 0.98% for the first quarter of 2020,  a decrease of nine basis points over the 1.07%  paid for the for the first quarter of 2019.  The Company’s FTE (non-GAAP) net interest spread was 3.21% for the first quarter of 2020, or 12 basis points lower than the 3.33% recorded for the same 2019 quarter.  The decrease was due to yields earned on interest-earning assets declining faster than the rates paid on interest-bearing liabilities.  Between July and October 2019, the Federal Reserve cut short-term rates by 75 basis points.  Then during the first quarter of 2020, the Federal Reserve dropped short-term rates by another 150 basis points.  As a result, yields on earning assets have declined, but decreases in deposit rates have lagged.  The cost of funds decreased five basis points to 0.77% for the first quarter of 2020 from 0.82% for the first quarter of 2019.    The Company’s FTE net interest margin decreased by 15 basis points to 3.47% for the three months ended March 31, 2020 from 3.62% for the same 2019 period.

The provision for loan losses was $300 thousand for the first quarter of 2020, a $45 thousand increase compared to $255 thousand for the first quarter of 2019.    The first quarter of 2020 provision required to adequately fund the Company’s allowance for loan losses was limited due to the $0.2 million recovery received from a reimbursement from FNMA for previously charged-off sold mortgages along with a reduction in the loan portfolio from the end of 2019.

Total other income increased $0.3 million to $2.8 million for the first quarter of 2020 compared to $2.5 million for the first quarter of 2019.   The increase in other income was primarily due to $0.2 million higher service charges on loans and $0.1 million more in interchange fees during the first quarter of 2020 compared to the same 2019 period.

Other expenses increased $0.5 million, or 8%, for the first quarter of 2020 to $7.3 million from $6.8 million for the same 2019  quarter.  Most of the increase was due to $0.3 million in nonrecurring merger-related expenses, primarily consisting of professional service expenses,  and $0.2 million in added salaries and employee benefits.

Consolidated Balance Sheet & Asset Quality Overview

During the first quarter of 2020, the Company’s total assets increased $52.6 million, or 5%, to $1,062.5 million at March 31, 2020 from $1,009.9 million at December 31, 2019.  This asset growth resulted primarily from a  $43.3 million increase cash and cash equivalents and a $18.9 million increase in investment securities, partially offset by an  $8.3 million decline in the loan portfolio.  Deposit growth of $83.9 million was used to pay down $37.9 million in overnight borrowings and to fund the investment portfolio.  During the first quarter, deposits typically grow due to the seasonal timing of public tax deposits.  These deposits are temporary and will mostly be withdrawn during the second quarter.  The Company experienced approximately $20 million in commercial loan payoffs during the first quarter of 2020 but does not expect this trend to continue at the same pace for the rest of 2020.  The Company will focus on increasing assets by continuing to grow residential loans and using its acquisition strategy to offset loan payoffs.  During the second quarter of 2020, the Company expects the majority of its loan growth to come from Paycheck Protection Program loans funded through the Paycheck Protection Program Liquidity Facility and the acquisition of MNB.

Total non-performing assets were $4.8 million, or 0.45% of total assets, at March 31, 2020, compared to $5.0 million, or 0.50% of total assets, at December 31, 2019.    The $0.2 million reduction in non-performing assets from December 31, 2019 resulted from a $0.2 million decrease in other real estate owned as accruing troubled debt restructured loans and non-performing loans were virtually unchanged from the prior period.   Net charge-offs to average total loans declined to 0.02% at March 31, 2020 compared to 0.15% at December 31, 2019.

Shareholders’ equity increased $5.3 million, or 5%, to $112.1 million at March 31, 2020 from $106.8 million at December 31, 2019.   Net income of $2.6 million was supplemented by a  $3.2 million, after tax, improvement in net unrealized gains from the investment portfolio.  An additional $0.5 million recorded from the issuance of common stock under the Company’s stock plans and stock-based compensation, was offset by $1.1 million in cash dividends paid to shareholders.  The Company remains well capitalized and is positioned for continued growth with total shareholders’ equity at 10.55% of total assets at March 31, 2020.  Book value per share was $29.53 at March 31, 2020 compared to $28.25 at December 31, 2019.

Fidelity D & D Bancorp, Inc. has built a strong history as trusted financial advisors to the clients served by The Fidelity Deposit and Discount Bank and is proud to be an active member of the community of Northeastern Pennsylvania.  Part of the Bank’s mission is to be a good corporate partner within its market areas by providing over 2,900 hours of volunteer time to non-profit organizations yearly.    The Company serves multiple office locations throughout Lackawanna and Luzerne Counties providing personal and business banking products and services, including wealth management planning through fiduciary activities with the Bank’s full trust powers; as well as offering a full array of asset management services.  The Bank provides 24 hour, 7 day a week service to customers through branch offices, online at www.bankatfidelity.com, and through the Customer Care Center at 800-388-4380.  The Bank's deposits are insured by the Federal Deposit Insurance Corporation up to the full extent permitted by law.

Non-GAAP Financial Measures

The Company uses non-GAAP financial measures to provide information useful to the reader in understanding its operating performance and trends, and to facilitate comparisons with the performance of other financial institutions. Management uses these measures internally to assess and better understand our underlying business performance and trends related to core business activities.  The Company’s non-GAAP financial measures and key performance indicators may differ from the non-GAAP financial measures and key performance indicators other financial institutions used to measure their performance and trends.

Non-GAAP financial measures should be supplemental to GAAP used to prepare the Company’s operating results and should not be read in isolation or relied upon as a substitute for GAAP measures.  In the event of such a disclosure or release, the Securities and Exchange Commission’s (SEC) Regulation G requires: (i) the presentation of the most directly comparable financial measure calculated and presented in accordance with GAAP and (ii) a reconciliation of the differences between the non-GAAP financial measure presented and the most directly comparable financial measure calculated and presented in accordance with GAAP.  Reconciliations of GAAP to non-GAAP operating measures to the most directly comparable GAAP financial measures are included in the tables at the end of this release.

Management believes merger-related expenses are not standard costs necessary for operations.  These charges principally represent professional fees and system conversion and integration costs related to the transaction.  These costs are specific to each individual transaction and may vary significantly based on the size and complexity of the transaction.

Interest income was fully-taxable equivalent (FTE) adjusted to recognize the income from tax exempt interest-earning assets as if the interest was taxable in order to calculate certain ratios within this document.  This treatment allows a uniform comparison among yields on interest-earning assets.  Interest income was FTE adjusted, using the corporate federal tax rate of 21% for 2020 and 2019.

Forward-looking statements

Certain of the matters discussed in this press release constitute forward-looking statements for purposes of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and as such may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements.  The words “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” and similar expressions are intended to identify such forward-looking statements.

The Company’s actual results may differ materially from the results anticipated in these forward-looking statements due to a variety of factors, including, without limitation:

▪

the effects of economic conditions particularly with regard to the negative impact of severe and wide-ranging disruptions caused by the spread of Coronavirus Disease 2019 (COVID-19) on current customers, specifically the effect of the economy on loan customers’ ability to repay loans;

▪	the costs and effects of litigation and of unexpected or adverse outcomes in such litigation;
▪

the impact of new or changes in existing laws and regulations, including the Tax Cuts and Jobs Act and Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the regulations promulgated there under;

▪	impacts of the capital and liquidity requirements of the Basel III standards and other regulatory pronouncements, regulations and rules;
▪	governmental monetary and fiscal policies, as well as legislative and regulatory changes;
▪	effects of short- and long-term federal budget and tax negotiations and their effect on economic and business conditions;
▪	the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Financial Accounting Standards Board and other accounting standard setters;

▪

the risks of changes in interest rates on the level and composition of deposits, loan demand, and the values of loan collateral, securities and interest rate protection agreements, as well as interest rate risks;

▪

the effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds and other financial institutions operating in our market area and elsewhere, including institutions operating locally, regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone, computer and the internet;

▪	technological changes;
▪

the interruption or breach in security of our information systems and other technological risks and attacks resulting in failures or disruptions in customer account management, general ledger processing and loan or deposit updates and potential impacts resulting therefrom including additional costs, reputational damage, regulatory penalties, and financial losses;

▪	acquisitions and integration of acquired businesses;
▪	the failure of assumptions underlying the establishment of reserves for loan losses and estimations of values of collateral and various financial assets and liabilities;
▪	volatilities in the securities markets;
▪	acts of war or terrorism;
▪	disruption of credit and equity markets; and
▪	the risk that our analyses of these risks and forces could be incorrect and/or that the strategies developed to address them could be unsuccessful.

The Company cautions readers not to place undue reliance on forward-looking statements, which reflect analyses only as of the date of this release.  The Company has no obligation to update any forward-looking statements to reflect events or circumstances after the date of this release.

For more information please visit our investor relations web site located through www.bankatfidelity.com.

FIDELITY D & D BANCORP, INC.

Unaudited Condensed Consolidated Balance Sheets

(dollars in thousands)

At Period End:	March 31, 2020	December 31, 2019
Assets
Cash and cash equivalents	$58,960	$15,663
Investment securities	203,984	185,117
Federal Home Loan Bank stock	2,732	4,383
Loans and leases	746,715	755,053
Allowance for loan losses	(10,017)	(9,747)
Premises and equipment, net	21,412	21,557
Life insurance cash surrender value	23,426	23,261
Other assets	15,283	14,640

Total assets	$1,062,495	$1,009,927

Liabilities
Non-interest-bearing deposits	$243,942	$192,023
Interest-bearing deposits	675,719	643,714
Total deposits	919,661	835,737
Short-term borrowings	-	37,839
FHLB advances	15,000	15,000
Other liabilities	15,694	14,516
Total liabilities	950,355	903,092

Shareholders' equity	112,140	106,835

Total liabilities and shareholders' equity	$1,062,495	$1,009,927

Average Year-To-Date Balances:	March 31, 2020	December 31, 2019
Assets
Cash and cash equivalents	$22,444	$15,364
Investment securities	192,515	189,720
Loans and leases, net	746,248	722,466
Premises and equipment, net	21,002	18,465
Other assets	37,343	38,537

Total assets	$1,019,552	$984,552

Liabilities
Non-interest-bearing deposits	$194,847	$195,393
Interest-bearing deposits	669,867	621,618
Total deposits	864,714	817,011
Short-term borrowings	16,174	35,243
FHLB advances	15,000	18,074
Other liabilities	14,891	13,517
Total liabilities	910,779	883,845

Shareholders' equity	108,773	100,707

Total liabilities and shareholders' equity	$1,019,552	$984,552

FIDELITY D & D BANCORP, INC.

Unaudited Condensed Consolidated Statements of Income

(dollars in thousands)

	Three Months Ended
	Mar. 31, 2020	Mar. 31, 2019
Interest income
Loans and leases	$8,360	$8,158
Securities and other	1,351	1,497

Total interest income	9,711	9,655

Interest expense
Deposits	1,516	1,331
Borrowings and debt	189	414

Total interest expense	1,705	1,745

Net interest income	8,006	7,910

Provision for loan losses	(300)	(255)
Other income	2,755	2,457
Other expenses	(7,304)	(6,770)

Income before income taxes	3,157	3,342

Provision for income taxes	(523)	(540)
Net income	$2,634	$2,802

	Three Months Ended
	Mar. 31, 2020	Dec. 31, 2019	Sep. 30, 2019	Jun. 30, 2019	Mar. 31, 2019
Interest income
Loans and leases	$8,360	$8,591	$8,499	$8,193	$8,158
Securities and other	1,351	1,358	1,509	1,464	1,497

Total interest income	9,711	9,949	10,008	9,657	9,655

Interest expense
Deposits	1,516	1,687	1,683	1,474	1,331
Borrowings and debt	189	251	325	389	414

Total interest expense	1,705	1,938	2,008	1,863	1,745

Net interest income	8,006	8,011	8,000	7,794	7,910

Provision for loan losses	(300)	(255)	(320)	(255)	(255)
Other income	2,755	2,615	2,632	2,489	2,457
Other expenses	(7,304)	(7,073)	(6,643)	(6,435)	(6,770)

Income before income taxes	3,157	3,298	3,669	3,593	3,342

Provision for income taxes	(523)	(584)	(611)	(591)	(540)
Net income	$2,634	$2,714	$3,058	$3,002	$2,802

FIDELITY D & D BANCORP, INC.

Unaudited Condensed Consolidated Balance Sheets

(dollars in thousands)

At Period End:	Mar. 31, 2020	Dec. 31, 2019	Sep. 30, 2019	Jun. 30, 2019	Mar. 31, 2019
Assets
Cash and cash equivalents	$58,960	$15,663	$18,687	$19,190	$15,310
Investment securities	203,984	185,117	189,246	189,899	182,496
Federal Home Loan Bank stock	2,732	4,383	3,818	4,396	3,663
Loans and leases	746,715	755,053	750,470	735,685	713,761
Allowance for loan losses	(10,017)	(9,747)	(9,441)	(9,495)	(9,522)
Premises and equipment, net	21,412	21,557	18,149	18,353	18,186
Life insurance cash surrender value	23,426	23,261	23,094	22,926	22,761
Other assets	15,283	14,640	17,401	16,085	17,565

Total assets	$1,062,495	$1,009,927	$1,011,424	$997,039	$964,220

Liabilities
Non-interest-bearing deposits	$243,942	$192,023	$203,816	$215,973	$230,610
Interest-bearing deposits	675,719	643,714	648,506	623,650	594,675
Total deposits	919,661	835,737	852,322	839,623	825,285
Short-term borrowings	-	37,839	24,355	29,105	5,906
FHLB advances	15,000	15,000	15,000	15,000	21,704
Other liabilities	15,694	14,516	14,958	11,885	13,583
Total liabilities	950,355	903,092	906,635	895,613	866,478

Shareholders' equity	112,140	106,835	104,789	101,426	97,742

Total liabilities and shareholders' equity	$1,062,495	$1,009,927	$1,011,424	$997,039	$964,220

Average Quarterly Balances:	Mar. 31, 2020	Dec. 31, 2019	Sep. 30, 2019	Jun. 30, 2019	Mar. 31, 2019
Assets
Cash and cash equivalents	$22,444	$15,048	$15,357	$14,518	$16,548
Investment securities	192,515	190,909	194,125	189,704	184,017
Loans and leases, net	746,248	746,867	727,441	704,748	710,351
Premises and equipment, net	21,002	18,924	18,288	18,362	18,281
Other assets	37,343	39,362	40,008	38,135	36,598

Total assets	$1,019,552	$1,011,110	$995,219	$965,467	$965,795

Liabilities
Non-interest-bearing deposits	$194,847	$194,313	$198,188	$193,702	$195,349
Interest-bearing deposits	669,867	654,205	630,810	602,161	598,582
Total deposits	864,714	848,518	828,998	795,863	793,931
Short-term borrowings	16,174	27,160	34,096	39,291	40,587
FHLB advances	15,000	15,000	15,000	18,831	23,593
Other liabilities	14,891	14,773	14,008	12,477	12,783
Total liabilities	910,779	905,451	892,102	866,462	870,894

Shareholders' equity	108,773	105,659	103,117	99,005	94,901

Total liabilities and shareholders' equity	$1,019,552	$1,011,110	$995,219	$965,467	$965,795

FIDELITY D & D BANCORP, INC.

Selected Financial Ratios and Other Data

	Three Months Ended
	Mar. 31, 2020	Dec. 31, 2019	Sep. 30, 2019	Jun. 30, 2019	Mar. 31, 2019
Selected returns and financial ratios
Basic earnings per share	$0.69	$0.71	$0.82	$0.79	$0.74
Diluted earnings per share	$0.69	$0.71	$0.80	$0.79	$0.73
Dividends per share	$0.28	$0.28	$0.26	$0.26	$0.26
Yield on interest-earning assets (FTE)*	4.19%	4.26%	4.35%	4.36%	4.40%
Cost of interest-bearing liabilities	0.98%	1.10%	1.17%	1.13%	1.07%
Cost of funds	0.77%	0.86%	0.91%	0.88%	0.82%
Net interest spread (FTE)*	3.21%	3.16%	3.18%	3.23%	3.33%
Net interest margin (FTE)*	3.47%	3.45%	3.49%	3.54%	3.62%
Return on average assets	1.04%	1.06%	1.22%	1.25%	1.18%
Return on average equity	9.74%	10.19%	11.77%	12.16%	11.98%
Efficiency ratio (FTE)*	66.69%	65.38%	61.41%	61.47%	64.15%
Expense ratio	1.79%	1.75%	1.60%	1.64%	1.81%

Non-GAAP Measures	Three Months Ended
(dollars in thousands except per share data)	Mar. 31, 2020	Mar. 31, 2019
Net income	$2,634	$2,802
Merger-related expenses, net of income taxes	263	-
Adjusted net income*	$2,897	$2,802
Adjusted basic earnings per share*	$0.76	$0.74
Adjusted diluted earnings per share*	$0.76	$0.73
Interest income adjustment to FTE*	$191	$187

*  See non-GAAP Financial Measures above.

Other financial data	At period end:
(dollars in thousands except per share data)	Mar. 31, 2020	Dec. 31, 2019	Sep. 30, 2019	Jun. 30, 2019	Mar. 31, 2019
Book value per share	$29.53	$28.25	$27.71	$26.82	$25.85
Equity to assets	10.55%	10.58%	10.36%	10.17%	10.14%
Allowance for loan losses to:
Total loans	1.34%	1.29%	1.26%	1.29%	1.34%
Non-accrual loans	2.74x	2.65x	2.45x	2.31x	2.54x
Non-accrual loans to total loans	0.49%	0.49%	0.51%	0.56%	0.53%
Non-performing assets to total assets	0.45%	0.50%	0.55%	0.62%	0.62%
Net charge-offs to average total loans	0.02%	0.15%	0.21%	0.21%	0.27%

Capital Adequacy Ratios
Total risk-based capital ratio	15.80%	15.76%	15.56%	15.01%	15.24%
Common equity tier 1 risk-based capital ratio	14.55%	14.51%	14.31%	13.76%	13.99%
Tier 1 risk-based capital ratio	14.55%	14.51%	14.31%	13.76%	13.99%
Leverage ratio	10.37%	10.39%	10.20%	10.26%	9.99%